                                                    Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
January 31, 2018	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2018 First Quarter Results and Financial Outlook for Fiscal 2018

•	Reported net sales increased 2.4% in the first fiscal quarter versus the prior year including organic growth of 1.1%

•	Diluted EPS was $0.98 in the first fiscal quarter compared to $1.52 in the prior year first quarter, and Adjusted Diluted EPS was $1.55 compared to $1.51 in the prior year first quarter

•	Increased full year Adjusted Diluted EPS outlook to $3.30 to $3.40 from $3.00 to $3.10, which includes the impact of the new U.S. tax legislation

St. Louis —January 31, 2018—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the first fiscal quarter, which ended December 31, 2017. For the first fiscal quarter, net earnings were $60.4 million, or $0.98 per diluted share, compared to $95.6 million, or $1.52 per diluted share, in the prior year first quarter. Adjusted net earnings in the first quarter were $95.5 million, or $1.55 per diluted share, compared to adjusted net earnings of $95.1 million, or $1.51 per diluted share, in the prior year first quarter.

“During the critical holiday season, we continued to deliver strong operating results with continued innovation, which included the introduction of our best performing Energizer Max ever," said Alan Hoskins, Chief Executive Officer.  “We also continue to drive productivity gains with progress on our continuous improvement efforts.  We complemented these operating results by repurchasing 1.1 million shares during the quarter and announced an agreement to acquire Spectrum Brands Holdings’ global battery and portable lighting business. As a result of our strong first quarter results and the impact of the new U.S. tax legislation, we are increasing our full year Fiscal 2018 adjusted earnings per share guidance to $3.30 to $3.40."
First Quarter 2018 Financial Highlights (Unaudited)
The following is a summary of key first fiscal quarter results. All comparisons are with the first quarter of fiscal 2017 unless otherwise stated.

•Net sales were $573.3 million, an increase of 2.4%: (a)

◦
Organic net sales increased $5.9 million, or 1.1%, due to pricing favorability and benefits recognized from our portfolio optimization offset by retailer merchandising changes in the U.S., lapping of hurricane activity in the prior fiscal quarter and the May 2017 divestiture of the non-core promotional sales business acquired with the auto care acquisition.

◦Favorable currency impacts were $7.8 million, or 1.3%.

•
Gross Margin percentage was 48.5%, flat to prior year driven by improved pricing and the favorable impact of foreign currency. These items were primarily offset by less favorable overhead absorption versus the prior fiscal quarter and investments made in continuous improvement initiatives.

•	A&P spending was 6.5% of net sales, an increase of 40 basis points, or $3.0 million, versus the prior year, primarily in support of portfolio initiatives and holiday programs.

•
SG&A spending, excluding acquisition and integration costs, was $93.5 million, an increase of $9.9 million over the prior year due to our current year investments in our continuous improvement initiatives. SG&A, excluding acquisition and integration costs, was 16.3% of net sales compared to 14.9% in the prior year. (a) (b)

•	Earnings before income tax was favorably impacted by the movement in foreign currencies by approximately $3 million, net of hedge impact, in the first fiscal quarter.

•
Income tax rate on a year to date basis was 49.2% as compared to 28.7% in the prior year. The current year rate includes a $31 million charge for the one-time impact of the new U.S. tax legislation passed in December 2017. Excluding the impact of our Non-GAAP adjustments, the year to date tax rate was 23.4% as compared to 28.8% in the prior year. The decrease in the rate is driven by the U.S. tax legislation and takes into account the new statutory U.S. rate that is now effective for fiscal year 2018. (a)

•	Diluted earnings per share for the quarter was $0.98 and Adjusted diluted earnings per share for the quarter was $1.55.

•	Net cash from operating activities on a year to date basis was $141.0 million and Free Cash Flow on a year to date basis was $135.5 million, or 23.6% of net sales. (a)

•	Dividend payments in the quarter were approximately $17.6 million, or $0.29 per share.

•	Repurchased approximately 1,126,000 shares of common stock for $50.0 million.

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.
(b) The first quarter 2018 adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Costs (ASU 2017-07) requires pension financing costs to be recorded in Other items, net. The 2017 quarter reflects this reclassification which caused a net pension benefit of $3.1 million to be reclassified out of SG&A.

Total Net Sales (In millions - Unaudited)
For the Quarter Ended December 31, 2017
	Q1	% Chg
Net Sales - FY'17	$559.6
Organic	5.9	1.1%
Impact of currency	7.8	1.3%
Net sales - FY'18	$573.3	2.4%

Total net sales increased 2.4%, or 13.7 million:

•	Organic net sales were up 1.1%, or $5.9 million, in the first fiscal quarter due to the following items:

◦	Favorable pricing across several markets increased net sales by 3%;

◦	Investments made for our portfolio realignment in the back half of fiscal 2017 benefited our top-line in the first fiscal quarter of 2018 accounting for 0.5% of the organic sales increase; and

◦
Offsetting the above increases in organic net sales were retailer merchandising changes in the U.S. that negatively impacted net sales by 1.3%, lapping of storm volume from prior year of 0.6% and the May 2017 divestiture of the non-core promotional sales business acquired with the auto care acquisition that negatively impacted net sales by 0.5%.

•	Favorable currency impacts were 7.8 million, or 1.3%.

Total Segment Profit (In millions - Unaudited)
For the Quarter Ended December 31, 2017
	Q1	% Chg
Segment Profit - FY'17	$173.9
Organic	(6.5)	(3.7)%
Impact of currency	4.9	2.8%
Segment Profit - FY'18	$172.3	(0.9)%

Total Segment Profit in the first fiscal quarter decreased $1.6 million, or 0.9%. Excluding the favorable movement in foreign currencies of $4.9 million, organic segment profit decreased $6.5 million, or 3.7%, in the current fiscal quarter. Top-line growth in the quarter was more than offset by increases in SG&A and A&P due to our continuous improvement initiatives and A&P spending related to our portfolio optimization and holiday programs.

Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached for further information on our above breakouts.

Financial Outlook for Fiscal Year 2018
The company has increased its previously communicated adjusted EPS outlook for the full fiscal year to $3.30 to $3.40. This updated range takes into account the impact related to the new U.S. tax legislation passed in December as well as the positive first quarter operating performance. The Company is providing the updated assumptions below related to its financial outlook for the fiscal year 2018.

Note that all comparisons are with the fiscal year ended September 30, 2017 unless otherwise stated. The outlook provided below takes into account our lapping of significant hurricane activity in fiscal 2017 that contributed approximately $26 million of net sales and $0.08 to adjusted earnings per share. Our outlook assumes that activity is not expected to repeat.

Net Sales on a reported basis are expected to be up low single digits:

•	Organic net sales are expected to be up low single digits, including lapping the impact of hurricane activity of approximately $26 million and lapping distribution gains in fiscal 2017;

•	Favorable movements in foreign currency are expected to benefit net sales by 1.0% to 1.5% based on current rates.

Gross margin rates are now expected to be up 50 basis points versus the prior year, excluding fiscal 2017 acquisition and integration costs, driven primarily by improved productivity despite rising commodities and the costs of continuous improvement associated with optimizing our footprint.
A&P spending is expected to be in the range of 6% to 7% of net sales, consistent with our long term outlook.
SG&A as a percent of net sales is expected to be flat on a year over year basis excluding acquisition and integration costs. (a)
Earnings before income taxes is expected to be favorably impacted by the movement of foreign currencies by roughly $5 to $10 million, net of hedge impacts, based on current rates.
Ex-unusual tax rate is now expected to be in the range of 23% to 25% taking into account the impact related to the new U.S. tax legislation passed in December and our current expected country mix of earnings.
Adjusted Diluted earnings per share for the full fiscal year is now expected to be in the range of $3.30 to $3.40, inclusive of the new U.S. tax legislation passed in December.
Capital spending is expected to be in the range of $30 to $35 million.
Free cash flow is now expected to be in the range of $240 to $250 million, which includes the impact of fiscal year 2018 U.S. tax legislation passed in December.
(a) SG&A guidance takes into account the adoption of ASU 2017-07 which requires pension financing costs to be recorded in Other items, net. The 2018 guidance reflects the fiscal year 2017 reclassification which resulted in a net pension benefit of $3.1 million reclassified out of SG&A to Other items, net, and a resulting increase in SG&A as a percent of net sales from 19.7% to 20.4% for fiscal year 2017.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on first fiscal quarter earnings and the updated financial outlook for fiscal 2018. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/24060
For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•
our ability to close the proposed acquisition of the global battery, lighting, and portable power business (the “Business”) of Spectrum Brands Holdings, Inc. (the “Acquisition”), which may be delayed or may not close at all due to the failure to obtain required regulatory approvals, or satisfy other closing conditions;

•	our ability to obtain financing for the Acquisition on favorable terms;

•
our ability to acquire and integrate businesses, and to realize the projected results of acquisitions, including our ability to promptly and effectively integrate the Business after the Acquisition has closed, and our ability to obtain expected cost savings, synergies and other anticipated benefits of the Acquisition within the expected timeframe;

•	the impact of the pending Acquisition on the respective business operations;

•	our ability to improve operations and realize cost savings;

•
the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges, including the impact of the United Kingdom's referendum vote and announced intention to exit the European Union;

•	the impact of raw materials and other commodity costs;

•
the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 14, 2017.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended December 31,
	2017	2016
Net sales	$573.3	$559.6
Cost of products sold	295.0	288.0
Gross profit	278.3	271.6
Selling, general and administrative expense (1) (2)	99.2	84.4
Advertising and sales promotion expense	37.3	34.3
Research and development expense	5.3	5.8
Amortization of intangible assets	2.8	2.6
Spin restructuring	—	(1.3)
Interest expense	13.4	13.3
Other items, net (2)	1.3	(1.6)
Earnings before income taxes	119.0	134.1
Income tax provision (3)	58.6	38.5
Net earnings	$60.4	$95.6

Earnings per share
Basic net earnings per share	$1.00	$1.55
Diluted net earnings per share	$0.98	$1.52

Weighted average shares of common stock - Basic	60.2	61.8
Weighted average shares of common stock - Diluted	61.5	62.9

(1) See the Non-GAAP Reconciliations attached which break out the Acquisition and integration costs included within this line.

(2) As a result of the adoption of ASU 2017-07 in the current fiscal quarter, the pension expense components other than service costs are recorded in Other items, net. This resulted in a reclassification of the $3.1 million pension benefit from SG&A to Other items, net for the quarter ended December 31, 2016. The current year pension benefit recorded in Other items, net was $1.7 million.

(3) Includes $31.0 million of one-time expense related to the enactment of the Tax Cuts and Jobs Act of 2017 (U.S. Tax Legislation).

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	December 31, 2017	September 30, 2017
Current assets
Cash and cash equivalents	$454.3	$378.0
Trade receivables, less allowance for doubtful accounts of $6.1 and $5.8, respectively	214.8	230.2
Inventories	276.2	317.1
Other current assets	93.7	94.9
Total current assets	$1,039.0	$1,020.2
Property, plant and equipment, net	171.7	176.5
Goodwill	230.1	230.0
Other intangible assets, net	220.9	223.8
Deferred tax asset	34.1	47.7
Other assets	68.3	125.4
Total assets	$1,764.1	$1,823.6

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$4.0	$4.0
Note payable	110.5	104.1
Accounts payable	190.8	219.3
Other current liabilities	241.6	254.6
Total current liabilities	$546.9	$582.0
Long-term debt	977.9	978.5
Other liabilities	205.6	178.0
Total liabilities	$1,730.4	$1,738.5
Shareholders' equity
Common stock	0.6	0.6
Additional paid-in capital	198.7	196.7
Retained earnings	180.4	198.7
Treasury stock	(118.3)	(72.1)
Accumulated other comprehensive loss	$(227.7)	$(238.8)
Total shareholders' equity	33.7	85.1
Total liabilities and shareholders' equity	$1,764.1	$1,823.6

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Three Months Ended December 31,
	2017	2016
Cash Flow from Operating Activities
Net earnings	$60.4	$95.6
Depreciation and amortization	12.0	10.6
Deferred income taxes	12.2	4.8
Share-based compensation expense	6.7	5.2
Mandatory transition tax	30.0	—
Non-cash items included in income, net	3.0	(0.4)
Other, net	0.1	(2.1)
Changes in current assets and liabilities used in operations	16.6	(21.9)
Net cash from operating activities	141.0	91.8

Cash Flow from Investing Activities
Capital expenditures	(5.5)	(4.9)
Proceeds from sale of assets	—	4.3
Net cash used by investing activities	(5.5)	(0.6)

Cash Flow from Financing Activities
Payments on debt with maturities greater than 90 days	(1.0)	(1.0)
Net increase/(decrease) in debt with original maturities of 90 days or less	6.5	(27.9)
Dividends paid	(17.6)	(18.1)
Common stock purchased	(50.0)	(8.1)
Taxes paid for withheld share-based payments	(1.8)	(8.1)
Net cash used by financing activities	(63.9)	(63.2)

Effect of exchange rate changes on cash	4.7	(17.6)

Net increase in cash and cash equivalents	76.3	10.4
Cash and cash equivalents, beginning of period	378.0	287.3
Cash and cash equivalents, end of period	$454.3	$297.7

ENERGIZER HOLDINGS, INC.
Introduction to the Reconciliation of GAAP and Non-GAAP Measures
For the Quarter Ended December 31, 2017

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as acquisition and integration costs, costs related to spin and the one-time impact of the new U.S. tax legislation. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our three geographic segments including allocations for shared support functions. General corporate and other expenses, Global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, charges related to acquisition and integration and the spin-off have all been excluded from segment profit.

Adjusted Earnings Before Income Taxes, Adjusted Net Earnings and Adjusted Diluted EPS. These measures exclude the impact of costs related to acquisition and integration, the spin-off and the one-time impact of the new U.S. tax legislation.

Ex-unusual Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration and spin-off costs, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the costs were incurred, as well as the one-time impact of the new U.S. tax legislation.

Organic. This is the non-GAAP financial measurement of the change in revenue, segment profit or other margins that excludes or otherwise adjusts for the impact of acquisitions and the impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisitions. The Company acquired an auto care business on July 1, 2016. This includes the impact of the auto care on-going operations contributed to each respective income statement caption. This does not include the impact of acquisition and integration costs associated with the auto care acquisition.
Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted SG&A as a percent of sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related acquisition and integration.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Given our extensive international operations, a significant portion of our cash is generated outside of the U.S. The repatriation of cash balances from certain of our subsidiaries could have adverse tax consequences or be subject to regulatory capital requirements.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter Ended December 31, 2017
(In millions, except per share data - Unaudited)
Operations for Energizer are managed via three major geographic reportable segments: Americas (North America and Latin America), Europe, Middle East and Africa (“EMEA”), and Asia Pacific.
Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a standalone basis.
Segment sales and profitability, as well as the reconciliation to earnings before tax, for the quarters ended December 31, 2017 and 2016, respectively, are presented below:

	Quarter Ended December 31,
	2017	2016
Net Sales
Americas	$373.1	$365.1
EMEA	117.6	114.7
Asia Pacific	82.6	79.8
Total net sales	$573.3	$559.6
Segment Profit
Americas	$123.1	$123.1
EMEA	25.5	26.1
Asia Pacific	23.7	24.7
Total segment profit	$172.3	$173.9
General corporate and other expenses (1) (2)	(21.6)	(17.2)
Global marketing expense (1)	(3.2)	(3.0)
Research and development expense	(5.3)	(5.8)
Amortization of intangible assets	(2.8)	(2.6)
Acquisition and integration costs (1)	(5.7)	(0.8)
Spin restructuring	—	1.3
Interest expense	(13.4)	(13.3)
Other items, net	(1.3)	1.6
Total earnings before income taxes	$119.0	$134.1

(1) Recorded in SG&A on the unaudited Consolidated Statement of Earnings.

(2) As a result of the adoption of ASU 2017-07 in the current quarter, a $3.1 million benefit was reclassified from SG&A to Other items, net for the quarter ended December 31, 2016. The current year pension benefit in Other items, net was $1.7 million.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended December 31,
Net Sales	2017	2016
Batteries	$524.5	$503.1
Other	48.8	56.5
Total net sales	$573.3	$559.6

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter Ended December 31, 2017
(In millions, except per share data - Unaudited)

The following tables provide a reconciliation of earnings before income taxes, net earnings and net earnings per diluted share to adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	For the Quarter Ended December 31,
(in millions, except per share data)	Earnings Before Income Taxes		Net Earnings		Diluted EPS
	2017	2016	2017	2016	2017	2016
Reported - GAAP	$119.0	$134.1	$60.4	$95.6	$0.98	$1.52
Impacts: Expense (Income)
Spin restructuring	—	(1.3)	—	(1.0)	—	(0.02)
Acquisition and integration costs (1)	5.7	0.8	4.1	0.5	0.07	0.01
One-time impact of the new U.S. Tax Legislation	—	—	31.0	—	0.50	—
Adjusted - Non-GAAP (2)	$124.7	$133.6	$95.5	$95.1	$1.55	$1.51
Weighted average shares - Diluted					61.5	62.9

(1) See Supplemental Schedules - Statement of Earnings Reconciliation for where these costs are recorded on the unaudited Consolidated Statement of Earnings.

(2) The effective tax rate for the quarter ended December 31, 2017 and 2016 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 23.4% and 28.8%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was a benefit of $29.4 million and zero, respectively, for the quarters ended December 31, 2017 and 2016.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter Ended December 31, 2017
(In millions, except per share data - Unaudited)

Net Sales	Q1'18	% Chg	Q1'17	% Chg
Americas
Net Sales - prior year	$365.1		$313.7
Organic	7.2	2.0%	33.8	10.8%
Impact of acquisition	—	—%	23.6	7.5%
Impact of currency	0.8	0.2%	(6.0)	(1.9)%
Net Sales - current year	$373.1	2.2%	$365.1	16.4%

EMEA
Net Sales - prior year	$114.7		$117.9
Organic	(3.0)	(2.6)%	0.9	0.8%
Impact of acquisition	—	—%	2.4	2.0%
Impact of currency	5.9	5.1%	(6.5)	(5.5)%
Net Sales - current year	$117.6	2.5%	$114.7	(2.7)%

Asia Pacific
Net Sales - prior year	$79.8		$75.2
Organic	1.7	2.1%	1.8	2.4%
Impact of acquisition	—	—%	1.8	2.4%
Impact of currency	1.1	1.4%	1.0	1.3%
Net Sales - current year	$82.6	3.5%	$79.8	6.1%

Net Sales
Net Sales - prior year	$559.6		$506.8
Organic	5.9	1.1%	36.5	7.2%
Impact of acquisition	—	—%	27.8	5.5%
Impact of currency	7.8	1.3%	(11.5)	(2.3)%
Net Sales - current year	$573.3	2.4%	$559.6	10.4%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter Ended December 31, 2017
(In millions, except per share data - Unaudited)

Segment Profit	Q1'18	% Chg	Q1'17	% Chg
Americas
Segment Profit - prior year	$123.1		$98.7
Organic	(0.5)	(0.4)%	22.4	22.7%
Impact of acquisition	—	—%	5.8	5.9%
Impact of currency	0.5	0.4%	(3.8)	(3.9)%
Segment Profit - current year	$123.1	—%	$123.1	24.7%

EMEA
Segment Profit - prior year	$26.1		$23.0
Organic	(4.5)	(17.2)%	5.8	25.2%
Impact of acquisition	—	—%	1.4	6.1%
Impact of currency	3.9	14.9%	(4.1)	(17.8)%
Segment Profit - current year	$25.5	(2.3)%	$26.1	13.5%

Asia Pacific
Segment Profit - prior year	$24.7		$19.5
Organic	(1.5)	(6.1)%	3.4	17.4%
Impact of acquisition	—	—%	1.0	5.1%
Impact of currency	0.5	2.1%	0.8	4.2%
Segment Profit - current year	$23.7	(4.0)%	$24.7	26.7%

Total Segment Profit
Segment Profit - prior year	$173.9		$141.2
Organic	(6.5)	(3.7)%	31.6	22.4%
Impact of acquisition	—	—%	8.2	5.8%
Impact of currency	4.9	2.8%	(7.1)	(5.0)%
Segment Profit - current year	$172.3	(0.9)%	$173.9	23.2%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations and Outlook
For the Quarter Ended December 31, 2017
(In millions, except per share data - Unaudited)
FY18 Non-GAAP Reconciliations

Gross Profit	Q1'18	Q1'17
Net Sales	$573.3	$559.6
Cost of products sold	295.0	288.0
Gross Profit	$278.3	$271.6
Gross Margin	48.5%	48.5%

SG&A	Q1'18	Q1'17
Segment SG&A	$71.2	$65.0
Corporate SG&A (1)	21.8	17.2
Global Marketing	0.5	1.4
SG&A Adjusted - subtotal	$93.5	$83.6
SG&A Adjusted % of Net Sales	16.3%	14.9%
Acquisition and integration costs	5.7	0.8
Reported SG&A	$99.2	$84.4
Reported SG&A % of Net Sales	17.3%	15.1%

Spin	Q1'18	Q1'17
Spin restructuring income	—	(1.3)

Acquisition and integration	Q1'18	Q1'17
Acquisition and integration costs (SG&A)	5.7	0.8

Free Cash Flow	Q1'18	Q1'17
Net cash from operating activities	$141.0	$91.8
Capital expenditures	(5.5)	(4.9)
Proceeds from sale of assets	—	4.3
Free Cash Flow - subtotal	$135.5	$91.2

(1) As a result of the adoption of ASU 2017-07 in the current quarter, a $3.1 million benefit was reclassified from SG&A to Other items, net for the quarter ended December 31, 2016. The current year pension benefit recorded in Other items, net was $1.7 million.

Non-GAAP Outlook

The Company is unable to provide a reconciliation to the full year Adjusted EPS range of $3.30 to $3.40, a non-GAAP measure, due to uncertainty regarding future acquisition and integration costs.

The following table provides a reconciliation of Free Cash Flow, which is a non-GAAP measure, included within the Company's outlook for projected fiscal 2018 results:

Fiscal Year 2018 Free Cash Flow Outlook Reconciliation
Net cash from operating activities	$270	to	$285
Capital expenditures	(30)	to	(35)
Free Cash Flow	$240	to	$250